EXHIBIT 99.1

SigmaTron International, Inc. Reports Third Quarter Financial Results for Fiscal 2021

ELK GROVE VILLAGE, Ill., March 10, 2021 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today reported revenues and earnings for the third quarter ended January 31, 2021.

Revenues increased to $71.5 million for the third quarter of fiscal 2021 from $67.4 million for the same quarter in the prior year. Net income for the quarter was $249,268 compared to a net loss of $217,039 for the same period in the prior year. Basic and diluted earnings per share were each $0.06 for the quarter ended January 31, 2021, compared to basic and diluted loss per share each of $0.05 for the same quarter in fiscal 2020.

For the nine months ended January 31, 2021, revenues decreased to $201.7 million compared to $216.3 million for the same period in the prior year. Net loss for the nine month period ended January 31, 2021 was $24,540 compared to net income of $805,169 for the same period in the prior year. Basic and diluted loss per share for the nine months ended January 31, 2021, were each $0.01, compared to basic and diluted earnings per share each of $0.19 for the nine months ended January 31, 2020.

Commenting on SigmaTron’s third quarter, fiscal 2021 results, Gary R. Fairhead, President, Chief Executive Officer, and Chairman of the Board, said, “SigmaTron’s third quarter was both an interesting and successful quarter.  As previously announced, SigmaTron changed its primary lender from U.S. Bank to J.P. Morgan Chase on January 29, 2021.  We are excited about the new relationship and believe that it will better position us for the opportunities we see in front of us, both with our electronic manufacturing services core business and our anticipated acquisition of Wagz.

“The change of banks resulted in a significant hit of approximately $360,000 to our third quarter pre-tax income.  However, even with that expense, I’m pleased to report a pre-tax profit for the third quarter of fiscal 2021 and a pre-tax profit for the first nine months of fiscal 2021.  After the horrendous first quarter we had, when our customers and the Company were impacted by COVID and our revenue was significantly reduced, we are pleased to have reached this milestone.

“In addition, heading into the fourth quarter of fiscal 2021 the Company finds itself with a record backlog going forward. With that record backlog, we find ourselves facing a new set of challenges that you may have heard about in the national media and I referred to in our press release dated December 10, 2020.  Tremendous demand for electronic components and, in particular, semiconductor products has accelerated beyond what we were seeing even then and we find the marketplace, in terms of our supply chain, volatile.  Some parts are on allocation.  Many parts have had price increases.  In some cases, suppliers missed their shipping commitments.

“Much has been made of the effect of this component marketplace on manufacturing, especially in the automobile industry, with factories being shut down due to the lack of supply.  We are working closely with our supply chain and our customers when these situations occur but at this time there is every indication that this will continue through the balance of calendar 2021.

“Also, we were negatively affected in February by the winter storms that paralyzed Texas and parts of Mexico. Our largest operation in Acuna/Del Rio was shut down for a week and our operation in Chihuahua for two days. Both operations returned to normal later in the month.

“In addition to the record backlog, we have several new customers that we are starting to work with.  We also have a record number of new opportunities going forward.  Uncertainty remains regarding the future relationship between China and the United States so we will have to wait and see how that plays itself out.  We have continued to make progress on our proposed acquisition of Wagz, Inc. and are even more excited about the opportunities we believe it will bring to both companies.

“While we still have many challenges in our industry, in general, we see several strong quarters ahead of us and we should have good momentum closing out fiscal 2021 and heading into fiscal 2022.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Biên Hòa City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Forward-Looking Statements

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets impairment testing; the ability to achieve the expected benefits of acquisitions; the collection of aged account receivables; the variability of the Company’s customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements, including the phase-out of LIBOR; the ability to meet the Company’s financial covenant; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the spread of COVID-19 (commonly known as “Coronavirus”) which has threatened the Company’s financial stability by causing a decrease in consumer revenues, caused a disruption to the Company’s global supply chain, caused plant closings or reduced operations thus reducing output at those facilities; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2021	2020	2021	2020

Net sales	71,531,348	67,407,268	201,674,728	216,272,561

Cost of products sold	65,618,649	61,885,491	184,730,296	196,660,966

Gross profit	5,912,699	5,521,777	16,944,432	19,611,595

Selling and administrative expenses	5,212,629	5,469,654	15,693,893	16,997,268

Operating income	700,070	52,123	1,250,539	2,614,327

Other expense	476,712	371,893	1,078,880	1,348,668

Income (loss) before income tax	223,358	(319,770)	171,659	1,265,659

Income tax (benefit) expense	(25,910)	(102,731)	196,199	460,490

Net income (loss)	$249,268	($217,039)	($24,540)	$805,169

Net income (loss) per common share - basic	$0.06	($0.05)	($0.01)	$0.19

Net income (loss) per common share - assuming dilution	$0.06	($0.05)	($0.01)	$0.19

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,310,290	4,242,508	4,255,334	4,260,022

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2021	2020

Assets:

Current assets	125,864,505	$130,616,797

Machinery and equipment-net	33,312,831	33,935,760

Deferred income taxes	284,434	284,435
Intangibles	2,085,137	2,350,949
Other assets	8,387,575	8,891,090

Total assets	$169,934,482	$176,079,031

Liabilities and stockholders' equity:

Current liabilities	67,481,312	$70,048,041

Long-term obligations	43,568,970	47,155,191

Stockholders' equity	58,884,200	58,875,799

Total liabilities and stockholders' equity	$169,934,482	$176,079,031

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095